Filed Pursuant to Rule 433

Registration No. 333-165543

Final Term Sheet

December 6, 2012

U.S.$4,000,000,000

AT&T Inc.

U.S.$1,000,000,000 0.800% GLOBAL NOTES DUE 2015

U.S.$1,500,000,000 1.400% GLOBAL NOTES DUE 2017

U.S.$1,500,000,000 2.625% GLOBAL NOTES DUE 2022

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	0.800% Global Notes due 2015 (the “Global Notes due 2015”), 1.400% Global Notes due 2017 (the “Global Notes due 2017”) and 2.625% Global Notes due 2022 (the “Global Notes due 2022” and, together with the Global Notes due 2015 and the Global Notes due 2017, the “Notes”)

TRADE DATE:	December 6, 2012

SETTLEMENT DATE (T+3):	December 11, 2012

MATURITY DATE:	December 1, 2015, at par, for the Global Notes due 2015 December 1, 2017, at par, for the Global Notes due 2017 December 1, 2022, at par, for the Global Notes due 2022

AGGREGATE PRINCIPAL AMOUNT OFFERED:	Global Notes due 2015: $1,000,000,000 Global Notes due 2017: $1,500,000,000 Global Notes due 2022: $1,500,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Global Notes due 2015: 99.968% Global Notes due 2017: 99.995% Global Notes due 2022: 99.922%

GROSS SPREAD:	Global Notes due 2015: 0.200% Global Notes due 2017: 0.300% Global Notes due 2022: 0.400%

PRICE TO AT&T INC.:	Global Notes due 2015: 99.768% Global Notes due 2017: 99.695% Global Notes due 2022: 99.522%

NET PROCEEDS:	Global Notes due 2015: $997,680,000 Global Notes due 2017: $1,495,425,000 Global Notes due 2022: $1,492,830,000

USE OF PROCEEDS:	General corporate purposes

INTEREST RATE:	Global Notes due 2015: 0.800% per annum Global Notes due 2017: 1.400% per annum Global Notes due 2022: 2.625% per annum

INTEREST PAYMENT DATES:	Semiannually on each June 1 and December 1, commencing on June 1, 2013

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:

At any time (or solely in the case of the Global Notes due 2022, at any time prior to September 1, 2022) in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Global Notes due 2015, the Global Notes due 2017 or the Global Notes due 2022, as applicable, to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 10 basis points for the Global Notes due 2015, at a rate equal to the sum of the Treasury Rate plus 15 basis points for the Global Notes due 2017 and at a rate equal to the sum of the Treasury Rate plus 15 basis points for the Global Notes due 2022

At any time on or after September 1, 2022, in the case of the Global Notes due 2022, in whole or in part, at a redemption price equal to 100% of the principal amount of the Global Notes due 2022 to be redeemed.

REDEMPTION FOR CHANGES IN TAX LAW:	In whole, but not in part, if AT&T Inc. becomes obligated, or if there is a substantial probability that AT&T Inc. will become obligated, to pay additional amounts to holders of the Notes as a result of certain changes in the tax laws, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with interest accrued thereon to the date fixed for redemption

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of November 1, 1994, between AT&T Inc. and The Bank of New York Mellon, as trustee. The Notes will be AT&T Inc.’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture

RATINGS:	Moody’s: A2 (*-), S&P: A- (Stable), Fitch: A (Negative)

JOINT BOOKRUNNERS:	Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

CUSIP NUMBERS:	Global Notes due 2015: 00206RBL5 Global Notes due 2017: 00206RBM3 Global Notes due 2022: 00206RBN1

ISIN NUMBERS:	Global Notes due 2015: US00206RBL50 Global Notes due 2017: US00206RBM34 Global Notes due 2022: US00206RBN17

ALLOCATION:

Underwriters	Principal Amount of 2015 Notes		Principal Amount of 2017 Notes		Principal Amount of 2022 Notes
Goldman, Sachs & Co.	U.S.$	420,000,000	U.S.$	630,000,000	U.S.$	630,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		420,000,000		630,000,000		630,000,000
Mizuho Securities USA Inc.		35,000,000		52,500,000		52,500,000
U.S. Bancorp Investments, Inc.		35,000,000		52,500,000		52,500,000
Drexel Hamilton, LLC		15,000,000		22,500,000		22,500,000
Mischler Financial Group, Inc.		15,000,000		22,500,000		22,500,000
MFR Securities, Inc.		15,000,000		22,500,000		22,500,000
Samuel A. Ramirez & Company, Inc.		15,000,000		22,500,000		22,500,000
Muriel Siebert & Co., Inc.		15,000,000		22,500,000		22,500,000
The Williams Capital Group, L.P.		15,000,000		22,500,000		22,500,000

Total	U.S.$	1,000,000,000	U.S.$	1,500,000,000	U.S.$	1,500,000,000

Total		U.S.$ 4,000,000,000

REFERENCE DOCUMENT:	Prospectus Supplement, dated December 6, 2012; Prospectus, dated March 18, 2010

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING GOLDMAN, SACHS & CO. AT 1-866-471-2526, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.